Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Statements” in Post-Effective Amendment No. 26 to the Registration Statement (Form N-4 No. 33-51268) and Amendment No. 27 to the Registration Statement (Form N-4 No. 811-07134) and related Prospectuses of Separate Account II of Integrity Life Insurance Company and to the use of our reports (a) dated April 5, 2005, with respect to the statutory-basis financial statements of  Integrity Life Insurance Company, and (b) dated April 7, 2005, with respect to the financial statements of Separate Account II of Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
April 17, 2006